THE OFFICES OF
                              LAWRENCE S. HARTMAN, ESQ.
                                   12 KAROW COURT
                               CHESTNUT RIDGE, NY 10952
                           NYS Bar Membership Number: 251703

June 17, 2003

Multi-Tech international Corp.
760 Killian Road
Akron, Ohio 44319

RE: S-8 Legal Opinion

Dear Sirs:

In connection with the filing of a Registration Statement on Form S-8 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (the "Registration Statement") for the purpose of registering 500,000 shares of Multi-Tech Systems, Inc. (the "Company") common stock, par value $.001 (the "Common Stock") to be issued to Craig Cardillo of Red Room, LLC under a Business Consultant Agreement between the Company and Red Room, LLC, which agreement you have informed me has been approved by the Board of Directors of the Company June 10, 2003, I have examined the Articles of Incorporation and Bylaws of the Company, as amended, the foregoing agreement and such other documents of the Company as I have deemed necessary or appropriate for the purposes of my opinion expressed herein. In the foregoing examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me and the representation of Board Approval for these agreements.

Based upon and subject to the foregoing, it is my opinion that the Common Stock, when issued, delivered and paid for in accordance with the terms of the foregoing Agreements, will be legally issued, validly outstanding, fully paid, and non assessable.

I hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement. I also consent to the use of my name and the making of statements with respect to myself in the Registration Statement constituting a part thereof.

Sincerely,



/s/ Lawrence S. Hartman
-------------------------------------
Lawrence S. Hartman, Esq.